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                                                                    Exhibit 99.2

                               DANAHER CORPORATION
                            2099 PENNSYLVANIA AVENUE
                                  12/TH/ FLOOR
                             WASHINGTON, D.C. 20006
                   TELEPHONE (202)-828-0850 FAX (202)-828-0860


FOR IMMEDIATE RELEASE                         CONTACT:  Patrick Allender
                                                        Chief Financial Officer
                                                        (202) 828-0850


                     DANAHER ANNOUNCES SUCCESSFUL COMPLETION
                            OF COMMON STOCK OFFERING
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     March 6, 2002 - Danaher Corporation (NYSE:DHR) announced that it has successfully completed an offering of 6,000,000 shares of common stock in a public offering today. There were no management or employee shares in the offering. The shares were offered at $70.00 a share. Danaher's share price upon today's close was $70.42. The Company also granted the underwriters an option to purchase an additional 900,000 shares to cover over-allotments, if any.

     Net proceeds from the sale are approximately $405 million, assuming the over-allotment option is not exercised. Danaher intends to use net proceeds from the offering for general corporate purposes including debt reduction.

     The shares were offered under Danaher's shelf registration statement that was initially filed with the Securities and Exchange Commission on February 22, 2002 and declared effective March 5, 2002. Lehman Brothers Inc. and Salomon Smith Barney Inc. acted as joint bookrunning lead managers for the offering, and Banc of America Securities LLC, Bear, Stearns & Co. Inc. and J.P. Morgan Securities Inc. acted as co-managers.

     Danaher is a leading manufacturer of Process/Environmental Controls and Tools and Components.

     Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, market demand, pricing, and competitive and technological factors, among others, as set forth in the company's SEC filings.

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